                                                                      Exhibit 9

                        ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is made as of this 22nd day of September, 2004, between NATIONAL COMMERCE FINANCIAL
CORPORATION, a Tennessee corporation ("NCF"), and SUNTRUST BANKS, INC., a
Georgia corporation ("SunTrust").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, NCF and The Bank of New York, as Trustee are parties to a Junior Subordinated Indenture, dated as of December 14, 2001, pursuant to which NCF has issued $206,185,575 in aggregate principal amount of 7.70% junior subordinated deferrable interest debentures due 2031 in order to evidence a loan made to NCF of the proceeds from the issuance by National Commerce Capital Trust
II, a Delaware statutory business trust (the "Trust"), of an aggregate of
8,000,000 of 7.70% trust preferred securities (the "Preferred Securities") and of an aggregate of 247,423 of Common Securities, representing preferred undivided beneficial interests in the assets of the Trust;

                  WHEREAS, NCF has guaranteed payments of amounts due under the
Preferred Securities and Common Securities to the extent set forth in the
Guarantee Agreement dated as of December 14, 2001 between NCF and The Bank of
New York, as Guarantee Trustee (the "Guarantee Agreement");

                  WHEREAS, pursuant to the Agreement and Plan of Merger, dated
May 7, 2004, by and between SunTrust and NCF (the "Merger Agreement"), NCF will merge with and into SunTrust (the "Merger") and SunTrust will be the surviving entity;

                  WHEREAS, Section 8.1 of the Guarantee Agreement allows NCF to assign all of its right, title and interest in and to the Guarantee Agreement;

                  WHEREAS, NCF desires to assign, transfer and deliver to
SunTrust, all right, title and interest to the Guarantee Agreement, and SunTrust desires to assume all of NCF's liabilities and obligations under and pursuant to the Guarantee Agreement; and

                  WHEREAS, in connection with the Merger, at the effective time of the Merger, SunTrust will assume all of NCF's obligations in connection with the Guarantee Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, NCF and
SunTrust mutually covenant and agree as follows:

                                 ARTICLE 1
                    ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS

     Section 1.01 Assignment. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, NCF does hereby assign, transfer and deliver to SunTrust all right, title and interest in the Guarantee Agreement.

     Section 1.02 Assumption. Effective as of the Effective Time (as defined in the Merger Agreement) of the Merger, SunTrust, as the successor to NCF under the terms of the Merger Agreement, hereby expressly agrees to perform NCF's obligations under the Guarantee Agreement.

                                    ARTICLE 2
                                  MISCELLANEOUS

     Section 2.01 Definitions. Capitalized terms used in this Assignment and not otherwise defined herein shall have the respective meanings set forth in the
Guarantee Agreement.

                                        2

     Section 2.02 Counterparts. The parties may sign any number of copies of this Assignment. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 2.03 Headings. The Section headings are for convenience only and shall not affect the construction hereof.

     Section 2.04 Effectiveness. This Assignment shall become effective and operative immediately, without any further action required by the parties hereto upon consummation of the Merger notwithstanding the earlier dated execution and delivery of this Assignment; provided that, if such Merger does not occur on or before October 31, 2004, this Assignment shall terminate and be void and of no effect.

     Section 2.05 GOVERNING LAW. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                        3

         IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the date first above written.

                                NATIONAL COMMERCE FINANCIAL CORPORATION

                                By:      /s/ William R. Reed, Jr.
                                    ----------------------------------------
                                Name:  William R. Reed, Jr.
                                Title: President and Chief Financial Officer

                                SUNTRUST BANKS, INC.

                                By:      /s/ Raymond D. Fortin
                                    -------------------------------------------
                                Name:  Raymond D. Fortin
                                Title: Senior Vice President and General Counsel

    Acknowledged as of this

    22nd day of September, 2004:

    THE BANK OF NEW YORK

By:      /s/ Ming Ryan                              , AS GUARANTEE TRUSTEE
    ------------------------------------------------
Name: Ming Ryan
      Title: Vice President

                     [ASSIGNMENT AND ASSUMPTION AGREEMENT -

                  GUARANTEE AGREEMENT, DATED DECEMBER 14, 2001]